Exhibit 10.36

Iris Acquisition Corp

3rd Floor Zephyr House

122 Mary Street, George Town

PO Box 10085

Grand Cayman KY1-1001, Cayman Islands

August 30, 2024

Arrow Capital

Unit 9, Ground Floor,

Lighthouse building,

Vivea Business Park,

Moka, Mauritius

Re: Administrative Support Agreement

This letter agreement by and between Iris Acquisition Corp (the “Company”) and Arrow Capital (“Arrow”), dated as of 30 August 2024, will confirm our agreement that, commencing on 1 September 2024 (the “Start Date”), and continuing until the earlier of the consummation by the Company of an initial business combination or the Company’s liquidation (such earlier date hereinafter referred to as the “Termination Date”):

(i)Arrow shall continue to make available, or cause to be made available, to the Company, at 3rd Floor Zephyr House122 Mary Street, George Town PO Box 10085, Grand Cayman KY1-1001, Cayman Islands (or any other affiliate location of Arrow), certain office space, utilities and secretarial and administrative support as may be reasonably required by the Company. In exchange therefor, the Company shall pay Arrow a revised sum of

$30,000 per month on the Start Date and continuing monthly thereafter, payable at the beginning of each month until the Termination Date; and

(ii)Arrow hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind as a result of, or arising out of, this letter agreement (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public stockholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”) as a result of, or arising out of, this letter agreement, and hereby irrevocably waives any Claim it may have in the future, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This letter agreement constitutes the full and final agreement and understanding of the parties regarding its subject matter, and supersedes all prior agreements, administrative support agreements, understandings, or representations, whether written or oral, including any prior agreements between these parties or involving any third party, to the extent they pertain to the subject matter of this agreement or the transactions contemplated herein.

This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

No party hereto may assign either this letter agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This letter agreement constitutes the entire relationship of the parties hereto, and this letter agreement and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of law principles.

Very truly yours,

IRIS ACQUISITION CORP

/s/ Sumit Mehta
Sumit Mehta
CEO

AGREED TO AND ACCEPTED BY:

ARROW CAPITAL

/s/ Parveena Edwards
Parveena Edwards
Director